Exhibit 99.1

Contact:
Roman Kichorowsky
Senior Director, Public Relations
631-773-4303
romank@falconstor.com

FalconStor Announces That It Has Filed a Form 12b-25 Notification of Late Filing
for Third Quarter 2010 10-Q

MELVILLE, N.Y., November 10, 2010—FalconStor Software, Inc. (NASDAQ: FALC) announced today that it has filed a Form 12b-25 Notification of Late Filing with the U.S. Securities and Exchange Commission with regard to its Quarterly Report on Form 10-Q for the third quarter of 2010.  This will allow the Company an additional five calendar days to file its Form 10-Q, which was otherwise due November 9, 2010.

The Company was unable to file its Form 10-Q for the fiscal quarter ended September 30, 2010 (the “Report”) on November 9 due to an internal investigation being conducted by a Special Committee of the Company’s Board of Directors of certain of the Company’s past accounting practices and certain improper payments.  This internal investigation was initiated following the September 29, 2010, announcement by the Company that its former President, Chief Executive Officer and Chairman of its Board of Directors informed the Company that certain improper payments were allegedly made in connection with the Company’s licensing of software to one customer.  The Company is fully cooperating with law enforcement authorities with respect to ongoing investigations into the matter and anticipates that the Special Committee will have made sufficient progress with respect to its internal investigation for the Company to file the Report by the close of business on Monday, November 15.  However, it is possible that the Company will not be able to meet this extended filing deadline.

About FalconStor Software
FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection. FalconStor delivers proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity and simplicity. The Company’s TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector (CDP), File-interface Deduplication System (FDS), and Network Storage Server (NSS), each enabled with WAN-optimized replication for disaster recovery and remote office protection, and the HyperFS™ file system. FalconStor products are available as OEM or branded solutions from industry leaders, including Acer, Data Direct Networks, Dynamic Solutions International, EMC, Fujitsu, Hitachi Data Systems, Huawei, Pillar Data Systems, SGI, SeaChange and Spectra Logic and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region. FalconStor is an active member of the Storage Networking Industry Association (SNIA). For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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FalconStor, FalconStor Software and IPStor are registered trademark and TOTALLY Open and HyperFS are trademarks of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.